Exhibit D-12

                               State of New Jersey
                            Board of Public Utilities



------------------------------------------
In the Matter of the Verified Petition of |     Docket No. ____________
Jersey Central Power & Light Company      |
for Approval of a Service Agreement       |             VERIFIED PETITION
with FirstEnergy Service Company          |             -----------------
------------------------------------------


TO THE HONORABLE BOARD OF PUBLIC UTILITIES:

     The Petitioner, Jersey Central Power & Light Company ("JCP&L" or the "Company"), a public utility of the State of New Jersey subject to the jurisdiction of the Board of Public Utilities (the "Board"), and maintaining offices at 300 Madison Avenue, Morristown, New Jersey 07962, respectfully shows:

     1. JCP&L is engaged as a New Jersey public utility in the production, generation, purchase, transmission, distribution and sale of electric energy and related utility services to more than 1,000,000 residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State of New Jersey.

     2. All correspondence and other communications regarding this proceeding should be transmitted as follows:

                               Marc B. Lasky, Esq.
                            Elizabeth A. Quirk, Esq.
                            Thelen Reid & Priest LLP
                                65 Madison Avenue
                          Morristown, New Jersey 07960

                                     - and -

                              Michael J. Filippone
                      Jersey Central Power & Light Company
                               300 Madison Avenue
                        Morristown, New Jersey 07962-1911

                                     - and -

                               Mary H. Bell, Esq.
                                FirstEnergy Corp.
                              76 South Main Street
                                Akron, Ohio 44308

     3.  By Order  dated  October 9, 2001  (Docket  No. EM00110870)  (the "Board
Merger Order"), the Board approved the merger of FirstEnergy Corp. ("FirstEnergy") and GPU, Inc. ("GPU"), the then-corporate parent of JCP&L, which at the time owned all of the outstanding common stock of JCP&L. The FirstEnergy/GPU merger became effective on November 7, 2001 and, as a result, FirstEnergy now directly owns all of the outstanding common stock of JCP&L.
FirstEnergy also owns, either directly or indirectly, all of the outstanding common stock of the following other utilities: Ohio Edison Company ("Ohio Edison"), The Cleveland Electric Illuminating Company ("CEI"), The Toledo Edison Company ("Toledo Edison"), American Transmission Systems, Incorporated ("ATSI"), Pennsylvania Electric Company ("Penelec"), Metropolitan Edison Company ("Met-Ed"), Pennsylvania Power Company ("Penn Power"), York Haven Power Company ("York Haven") and The Waverly Electric Power & Light Company ("Waverly"), and the Northeast Ohio Natural Gas Corp. ("NONGC"). FirstEnergy also directly or indirectly owns various non-utility subsidiaries, including GPU Service, Inc. ("GPUS"), and FirstEnergy Service Company ("ServeCo"). ServeCo, an Ohio corporation, is a wholly-owned subsidiary of FirstEnergy formed in 2001 as a new service company subsidiary of FirstEnergy.

     4. As a result of the FirstEnergy/GPU merger, FirstEnergy became a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). By Order dated October 29, 2001 (HCAR No. 27459 (the "SEC Merger Order")), as supplemented by a supplemental order dated November 8, 2001, the Securities and Exchange Commission ("SEC"), among other things, authorized the merger of FirstEnergy and GPU, and directed FirstEnergy to file an application with the SEC, on or before September 1, 2002, seeking authorization for ServeCo to provide all common corporate services to FirstEnergy and all of its utility and non-utility subsidiaries. Subsequently, the SEC Staff granted FirstEnergy's request for an extension of time to file its application until October 15, 2002. On October 15, 2002, FirstEnergy filed its application with the SEC, which is attached hereto as Exhibit A ("SEC Application"). In the SEC Merger Order, the SEC indicated that the application should include the proposed form of service agreement, policies and procedures and cost allocation methods and should provide for ServeCo to be fully functioning by February 1, 2003.1 Additionally, the Board Merger Order approved a Stipulation of Settlement that provides, among other things, that JCP&L must file a petition with the Board for approval of a service agreement between JCP&L and ServeCo and related cost allocations pursuant to N.J.S.A. 48:3-7.1, at the same time that the SEC Application is
             --------
filed.  Pursuant to N.J.S.A.  48:3-7.1,  JCP&L  hereby  requests  that the Board
                    --------
approve the service agreement between JCP&L and ServeCo, the form of which is attached to the SEC Application as Exhibit N-7 (the "Service Agreement"), to be applicable for ratemaking purposes.

--------------------

1 FirstEnergy, in its SEC Application, has proposed to delay this implementation date to April 1, 2003, in order to coincide with FirstEnergy's implementation of an SAP Enterprise IT Solution project, which is an Enterprise Resource Planning system that links and coordinates business processes. This system will replace existing systems in Human Resources, Finance, Supply Chain, Distribution and Fossil/Nuclear areas, and will be used to manage work, share information, track customer accounts, and meet other business needs.

     N.J.S.A.  48:3-7.1 governs,  among other things,  certain contracts between
     --------
public utilities and their affiliates if expenditures for services rendered under the contract exceed $25,000. The Board may disapprove such contract only if it determines that (a) the contract violates New Jersey or federal law; (b) prices or compensation fixed in the contract exceed the "fair" price or "fair" compensation, respectively; or (c) the contract is contrary to the public interest. None of these grounds for disapproval applies here. The Service Agreement will comply with all New Jersey and federal laws. Services will be provided "at cost," as defined by the SEC under PUHCA, to ensure fairness in pricing and compensation. Finally, the Service Agreement is not contrary to the public interest. Indeed, the establishment of ServeCo and its execution of Service Agreements with its affiliates, including JCP&L, has been mandated by PUHCA and the SEC. Additionally, many recent Board proceedings provide precedent for the approvals requested herein.2

     5. Currently, GPUS, the pre-merger GPU service company, continues to provide services to JCP&L, Penelec and Met-Ed, and the former GPU non-utility affiliates. Until December 31, 2001, FirstEnergy provided services to the pre-merger FirstEnergy utility and non-utility affiliates. Since that time, ServeCo has provided such services. Additionally, in accordance with the SEC Merger Order, both GPUS and ServeCo continue to provide certain services to the former GPU subsidiaries, including JCP&L. Pursuant to that arrangement, any charges made by FirstEnergy or ServeCo in connection with those services were directly

--------------------

2    See I/M/O JCP&L for Approval of a Service Agreement with GPU Nuclear Corp.,
         -----------------------------------------------------------------------
BPU Docket No. EM950100390 (Decision and Order, 3/15/96);  I/M/O Middlesex Water
                                                           ---------------------
Company, BPU Docket No. WE95050240 (Order of Approval,  11/22/95);  I/M/O United
-------                                                             ------------
Water Vernon  Hills,  BPU Docket No.  WE95040155  (Order of Approval,  8/21/95);
-------------------
I/M/O JCP&L for Approval of an Operating  Agreement with GPU  Generation  Corp.,
-------------------------------------------------------------------------------
BPU Docket No. EE94030079 (Decision and Order, December 28, 1994; Clarifying Order, February 8, 1995).

assigned or allocated to JCP&L and the other former GPU subsidiaries in accordance with the applicable existing GPUS service agreement.

     6. By way of background, GPUS was organized in 1971 as a mutual service company under applicable PUHCA rules to provide certain services to GPU, Inc. and its subsidiary companies, including JCP&L. From 1971 through December 31, 1998, GPUS provided services to JCP&L pursuant to a service agreement approved by the Board3 and authorized under PUHCA. In 1999, the scope of the services provided by GPUS was significantly expanded to accommodate newly installed SAP Enterprise software. GPU installed the new software to meet a number of needs, including the implementation of retail choice in the electric utility industry in New Jersey, the organizational restructuring of the management and operations of JCP&L, Met-Ed and Penelec into a "process-based" structure, and resolution of Y2K issues and concerns. The changes brought about by the new SAP system necessitated a new service agreement between JCP&L and GPUS (the "1999 Service Agreement"), which expanded upon the existing service arrangements. In 1998, JCP&L filed a petition with the Board seeking approval of the 1999 Service Agreement (Docket No. EE98050267). Although the record in that proceeding was substantially completed, and included the submission to the Board of a stipulation of settlement between JCP&L and the Division of the Ratepayer Advocate, no order in that docket has been issued. The implementation of the 1999 Service Agreement was undertaken based upon JCP&L's representation to the Board that the expanded service arrangements could be modified or unwound if necessary to accommodate any specific

--------------------

3 The Board's initial Order approving that service agreement was dated May 31, 1971 (Docket No. 713-200). An amendment to the service agreement was subsequently approved by the Board, by Order dated November 5, 1982 (Docket No. 827-626).

requirement of the Board in its ensuing Order, which, at the time, was expected to be forthcoming relatively promptly.

     The 1999 Service Agreement provided that, in addition to the traditional services that GPUS had historically provided to the GPU utilities, GPUS would also provide all of the operations services to the GPU utilities, including JCP&L (except for those involving system dispatch). GPUS created an Operations Division and JCP&L, as well as Met-Ed and Penelec, transferred all of their non-dispatch employees (bargaining and non-bargaining) to GPUS. Generally, employees did not physically move, but simply worked for, and were paid by, GPUS rather than the individual utilities. Additionally, as part of the reorganization, the materials and supplies inventories of JCP&L, Met-Ed and Penelec were sold and transferred to GPUS.

     7. After the ServeCo organization and structure is approved by the SEC, the Board and any other relevant regulatory agencies, ServeCo will enter into the Service Agreement with JCP&L.4 Pursuant to the Service Agreement, ServeCo will provide various corporate, managerial and administrative support services in the following areas, which are described more fully in Exhibit A to the Service Agreement (which is included as Exhibit N-7 to the SEC Application): administrative services, business development, call center, claims, communications, controllers, corporate and shareholders services, corporate affairs and community involvement, credit management, energy delivery and customer service, economic development, enterprise risk management, FirstEnergy technologies, FirstEnergy telecom, governmental affairs, human resources, industrial relations, information services, insurance services, internal audit, investment management, investor relations, legal, performance planning,

--------------------

4 ServeCo will also enter into agreements with FirstEnergy and FirstEnergy's other utility and non-utility subsidiaries. It is expected that ServeCo will provide services only to FirstEnergy and its affiliates and not to any unaffiliated entity.

rates and regulatory affairs, real estate, supply chain, transmission & distribution technical services, treasury and workforce development. ServeCo will not be performing the "operations" services for JCP&L or any other subsidiary. Instead, those functions, and the related employees, will be shifted back to the utilities.5

     8. ServeCo will be a mutual service company in accordance with Rules 87, 88 and 93 under PUHCA. As such, it will keep its accounts, cost-accounting procedures, books and other records consistent with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies (or as otherwise authorized by the SEC). Rule 90 under PUHCA generally requires that the pricing of transactions between companies within a registered holding company system shall be limited to "no more than cost" as determined by Rule 91 under PUHCA.

     Rule 91 under PUHCA, in pertinent part, defines the phrase "at no more than cost" to mean the "price (taking into account all charges) [that] does not exceed a fair and equitable allocation of expenses (including the price paid for goods) plus reasonable compensation for necessary capital . . .". Rule 91 further requires direct charges to be made where costs can be identified without excessive effort or expense. Other elements of cost are to be fairly and equitably allocated. Consistent with these SEC rules, ServeCo will establish systems, methodologies and formulas for charging, billing and allocating costs to the FirstEnergy system companies that it serves. With respect to allocations of costs that are not direct billed,

--------------------

5 FirstEnergy organizes and conducts its utility subsidiary operations on a regional basis. These regions operate and are managed as separate business units. The regional structure focuses on moving accountability and decision making closer to customers, with an emphasis on decentralized operations and providing cost-effective, high-quality service to customers. JCP&L's New Jersey service territory is comprised of two regions -- "Northern" and "Central".

ServeCo will use allocation formulas which will be approved by the SEC and will be filed annually with the SEC as part of ServeCo's annual report on Form U-13-60.

     Under the Service Agreement, ServeCo will directly assign (or attribute) and charge its associate companies for all costs of products or services where possible. It is expected that the majority of costs incurred by or on behalf of JCP&L that are payable to ServeCo, will be directly assigned (or attributed) and charged to JCP&L. The costs associated with those services which cannot readily be direct billed ("Indirect Costs") will be allocated (among appropriate affiliates, including FirstEnergy) according to the specific formulas enumerated in Exhibit A to the Service Agreement (which is included as Exhibit N-7 to the SEC Application). The allocation formulas recognize the overall contribution of ServeCo to both the current and future operations of the FirstEnergy system and will provide for the costs associated with a fair and equitable share of JCP&L's interest in the activities giving rise to such charges to be allocated to JCP&L.

     Records will be maintained by each core business or support unit of ServeCo to accumulate all costs of doing business and to determine the costs of providing services. These costs include wages and salaries of employees and related expenses such as insurance, taxes, pensions and other employee welfare expenses.6 Certain costs will not be direct billed either because the services giving rise to those costs are provided to or on behalf of more than one recipient company, or because the costs themselves are not easily susceptible to precise

--------------------

6 The costs of services provided by ServeCo will be directly assigned, distributed or allocated by work order numbers or equivalent cost collectors (collectively, "work orders"). There are four cost collectors that are equivalent to work orders: "orders", "cost centers," "networks", and "work breakdown structures" ("WBSs"). Orders include work orders, sales orders, internal orders and service orders. Each employee will be assigned to a cost center which will be responsible for collecting routine costs. WBSs are analogous to work orders and can be used for projects exceeding certain dollar thresholds or durations, or which involve investing in capital assets. To ensure proper recordkeeping, each employee will be required to charge time against a designated order, WBS, network, or cost center number.

identification with a particular or specific transaction. In such cases, FirstEnergy has developed sixteen methods of allocation for charging a share of such Indirect Costs to FirstEnergy and its utility or non-utility subsidiaries that benefit from the particular product or service being provided. These allocation formulas are set forth in detail in Exhibit A to the Service
Agreement, which is included as Exhibit N-7 to the SEC Application attached hereto.

     As provided in the SEC Merger Order, and for so long as FirstEnergy remains a "registered holding company" under PUHCA, no change in the organization of ServeCo, the type and character of the companies to be serviced, the methods of allocating Indirect Costs to associate companies, or in the scope or character of the services to be rendered subject to Section 13 of PUHCA, or any rule, regulation or order thereunder, may be made unless and until ServeCo has first given the SEC written notice of the proposed change not less than 60 days prior to the proposed effectiveness of any such change. If, upon the receipt of any such notice, the SEC notifies ServeCo within the 60-day period that a question exists as to whether the proposed change is consistent with the provisions of
Section 13 of PUHCA, or of any rule, regulation or order thereunder, then the proposed change shall not become effective unless and until ServeCo has filed with the SEC an appropriate declaration regarding such proposed change and the SEC has permitted such declaration to become effective.

     JCP&L is mindful of the Board's Affiliate Relations, Competition and Accounting Standards and Related Reporting Requirements ("Affiliate Standards"). ServeCo will not be used to circumvent the Affiliate Standards.

     9. A number of mechanisms exist to assure that JCP&L (as well as the other FirstEnergy utility subsidiaries) has the means to judge the need for, and extent of, services to be provided by ServeCo, and to monitor the quality and value of the services being provided. These mechanisms include the budget process, written policies and procedures, including service level standar ds, work order procedures to track and document the initiation of services, billing and review procedures to ensure the accuracy of ServeCo billings, review and approval of work orders and billings by personnel who are separate from the billing function, and internal audit examinations.

     (a) Operating and construction budgets are prepared separately for each FirstEnergy utility subsidiary (including JCP&L). JCP&L budgets will be annually reviewed and approved by the JCP&L Board of Directors. For each utility subsidiary, the budgets are prepared by the region or regions comprising that utility. For instance, JCP&L has two regions, each of which will prepare its own operating and construction budget and provide it to the corporate budget organization. Operating and construction budgets will contain planned, anticipated or projected charges by ServeCo, as well.

     Once the budgets are approved, expenditures will be monitored against these budgets on a monthly basis. JCP&L's financial results will be produced quarterly for internal analysis and are reviewed by its Board of Directors, and then issued to the public and the Board on a quarterly basis. Thus, from the outset, JCP&L will control the level and extent of costs it will incur from ServeCo through the planning JCP&L undertakes and the decisions it makes in connection with its budget for such services, and its regular reviews of performance against budget to determine the reasons for, or to address causes of, variances between the two.

     (b) The development, implementation and ongoing operations of ServeCo will, to a certain extent, be governed by the FirstEnergy Service Company Policies and Procedure Manual (the "Manual"), which will establish policies and procedures for ServeCo, including those governing time reporting, payroll, cost allocation management, service level standards, and performance management. The Manual is to be filed by amendment to the SEC Application as Exhibit N-9 and will be provided to the Board as Exhibit B to this Verified Petition. The policies and procedures set forth in the Manual will ensure that JCP&L and ServeCo provide sufficient detail with respect to the recording of time, expenses, costs and charges, and the allocation of costs not directly billed, to allow the Board to analyze, evaluate and render a determination as to their reasonableness for ratemaking purposes.

          (i) The work order procedures also serve as a control mechanism for JCP&L. JCP&L will pay to ServeCo all costs that reasonably can be identified and related to a particular transaction or service performed on its behalf. These costs are documented using work order numbers in accordance with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies (or as otherwise authorized by the SEC). Pursuant to controls built into the FirstEnergy accounting system, a transaction requiring a work order will not be processed unless there is a work order number (or equivalent cost collector) provided. All project work orders for JCP&L in excess of $50,000 must be approved by a regional manager.

          (ii) The billing process is an additional cost control mechanism for JCP&L. The ServeCo billing invoices that will be issued to JCP&L will be generated by the ServeCo Accounting Operations Department on the basis of work order and time documents. The time documents relied upon by the ServeCo Accounting Operations Department will be subject to review and approval by the regional manager responsible for the employees completing such time records. This includes review of the time document charges in relationship to employees' work schedules. The review also will encompass ascertaining that time documents properly indicate the work order number charged.

          (iii) ServeCo billing invoices will be generated by the ServeCo Accounting Operations Department and issued to each of the FirstEnergy subsidiaries, including JCP&L. Each month, the ServeCo Budget Department will analyze that month's total ServeCo billings versus budget. Each FirstEnergy subsidiary, including JCP&L, will be responsible for monitoring actual billings and comparing them to their budget. If required, detailed ServeCo information (i.e., time sheets, invoices) will be available upon the request of the subsidiary receiving the services.

          The basis for the allocation of costs will be reviewed annually by JCP&L to ensure that the allocation basis continues to be reasonable and to have a relationship to the business operations receiving the benefit of the services and to the cost drivers for such services. ServeCo will continually monitor these matters to ensure that the allocation methods effectively allocate costs according to benefits received. The ServeCo accounting staff will verify that every multiple party work order has the correct cost allocation method.

          (iv) Another control that will be performed every month is the reconciliation of ServeCo billings to ServeCo expenses with regard to services rendered for JCP&L. Such reconciliation will ensure that all expenses are billed, and will detect any over- or under-billings.

     (c) Additionally, the ServeCo internal auditing department will periodically audit ServeCo charges, including an evaluation of the work order process which will be an integral part of the audit. Internal audits of ServeCo charges will be performed on a maximum of a three-year cycle.

           In general, the main objectives of the internal audit review will be to determine whether internal controls over the distribution billing process are adequate and effective, and to review the current allocation methods and the application of these methods. This would include a review to ensure compliance with SEC, Board and other applicable regulatory requirements, as well as with ServeCo policies and procedures pertaining to billing. The specific audit procedures to be utilized will typically include interviews, observations, tests and other procedures deemed necessary to accomplish the audit objectives. The internal audit department meets at least twice per year with the Audit Committee of the FirstEnergy Board of Directors to review audit plans and findings. Separate individual audit opinions of JCP&L's financial condition and results of operations will continue to be obtained annually from an independent public accounting firm. These audit procedures will ensure that costs associated with the services performed by ServeCo for JCP&L have been properly authorized, allocated and tracked.

     (d) In addition to the control mechanisms discussed above, there are also other direct and indirect mechanisms that will function as controls over ServeCo charges to JCP&L. For instance, JCP&L's president will serve as a member of the ServeCo Board of Directors. In addition, the JCP&L regional presidents will participate in material decisions made by ServeCo affecting their respective regions. These control mechanisms will provide further protection against cross-subsidization among JCP&L and its affiliates.

     10.  As discussed above, attached hereto are the following exhibits:

          Exhibit A -- SEC Application (containing, Exhibit N-7 thereto, the Service Agreement, which contains Exhibit A thereto (Description of Services and Allocation Methodology))

          Exhibit  B  --  Policies  and  Procedures   Manual  (to  be  filed  by
          amendment).

     WHEREFORE,   the   Petitioner,   Jersey  Central  Power  &  Light  Company,
respectfully requests that the Board:

          A. approve the Service Agreement and the allocation formulas and methodologies set forth therein to be applicable for ratemaking purposes;

          B.   authorize JCP&L to enter into the Service Agreement with ServeCo;
               and

          C. grant such other approvals and provide such other authorization as may be necessary or proper in connection with the foregoing.


                                    Respectfully submitted,

Dated:  October __, 2002            THELEN REID & PRIEST LLP
                                    Attorneys for Petitioner,
                                    Jersey Central Power & Light Company


                                    By:
                                         -------------------------------------
                                                   Marc B. Lasky
                                                 65 Madison Avenue
                                            Morristown, New Jersey  07960
                                                   (973) 644-3400

                                    AFFIDAVIT
                                    ---------
                                       OF
                                       --
                                  VERIFICATION
                                  ------------


         Michael J. Filippone, being duly sworn upon his oath, deposes and says:

         1. I am Director of Rates & Regulatory Affairs - New Jersey for Jersey Central Power & Light Company, and I am duly authorized to make this Affidavit of Verification on its behalf.

         2. I have read the contents of the foregoing Verified Petition of Jersey Central Power & Light Company for Approval of a Service Agreement with FirstEnergy Service Company and the Attachments attached thereto, and I hereby verify that the statements of fact and other information contained therein are true and correct to the best of my knowledge, information and belief.



                                                --------------------
                                                Michael J. Filippone


Sworn to and subscribed before me
this ____ day of October, 2002.



-----------------------------
An Attorney-at-Law of the
State of New Jersey

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